Panavision Inc.
                            6219 De Soto Avenue
                      Woodland Hills, California 91367



                                                            December 21, 2001



M & F Worldwide Corp.
35 East 62nd Street
New York, New York 10021

Gentlemen:

         Panavision Inc., a Delaware corporation ("Panavision") is delivering this letter to M & F Worldwide Corp., a Delaware corporation ("M & F Worldwide"), in connection with the delivery of a letter, dated as of the date hereof (the "M & F Worldwide Letter"), from M & F Worldwide to Panavision. Pursuant to the M & F Worldwide Letter, M & F Worldwide is acquiring from Panavision [1,381,690] newly-issued shares of Series A Non-Cumulative Perpetual Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Stock").

         M & F Worldwide and Panavision, intending to be legally bound, hereby agree that the definition of "Registrable Securities" under the registration rights agreement, dated as of June 5, 1998 (the "Registration Rights Agreement"), by and between Panavision and M & F Worldwide (formerly between Panavision and PX Holding Corporation) is hereby amended and restated as follows:

         "Registrable Securities" means (a) any shares of Common Stock issued in accordance with Section 5.4 of the Merger Agreement upon consummation of the Merger, (b) any shares of Series A Non-Cumulative Perpetual Participating Preferred Stock, par value $.01 per share (the "Preferred Stock"), issued in accordance with the terms of the letter, dated as of December __, 2001, from M & F Worldwide Corp. to the Company,
(c) any additional shares of Common Stock, Preferred Stock or other capital stock of the Company which shall be issued to M & F Worldwide Corp., (d) any shares of Common Stock, Preferred Stock or other capital stock of the Company acquired by M & F Worldwide Corp. on the open market at a time when such party is deemed to be an "affiliate" (as such term is defined under Rule 144 of the Securities Act) of the Company, and (e) any securities issued or issuable in respect of the Common Stock, Preferred Stock or other capital stock of the Company referred to in clauses (a), (b), (c) and (d) above, by way of conversion, exercise or exchange or any stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger or consolidation, and any other securities issued pursuant to any other pro rata distribution with respect to such Common Stock, Preferred Stock or other capital stock of the Company. For purposes of this Agreement, a Registrable Security ceases to be a Registrable Security when (x) it has been effectively registered under the Securities Act and sold or distributed to the public in accordance with an effective registration statement covering it (and has not been reacquired in the manner described in clause (d) above), or (y) it is sold or distributed to the public pursuant to Rule 144 (or any successor or similar provision) under the Securities Act.

         Panavision's and M & F Worldwide's agreements and undertakings hereunder are for the sole benefit of M & F Worldwide and shall not create third party beneficiary rights on behalf of any other person or entity. If you are in agreement with the foregoing, please so indicate by signing the enclosed duplicate copy of this letter.


                                            Very truly yours,


                                            PANAVISION INC.


                                            By: /s/ Kenneth E. Krainman
                                               -----------------------------
                                            Name:    Kenneth E. Krainman
                                            Title:   Controller and
                                                     Assistant Secretary


ACCEPTED AND AGREED TO:

M & F WORLDWIDE CORP.


By: /s/ Howard Gittis
   ---------------------------------
Name:    Howard Gittis
Title:   Chairman of the Board of
         Directors, President and Chief
         Executive Officer